Monmouth Real Estate Investment Corporation
NASDAQ:MNRTA
April 2010
Investor Presentation

Free Writing Prospectus          Registration Statement No. 333-161668
Dated April 7, 2010                 Filed Pursuant to Rule 433 of the
                                                                        Securities Act of 1933

  Statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the
 Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words “anticipate,”
 “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as: the ability of our tenants to make payments under their respective leases; our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant; our ability to obtain suitable tenants for our properties; changes in real estate market conditions and general economic conditions; the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments; our ability to sell properties at an attractive price; our ability to repay debt financing obligations; our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us; the loss of any member of our management team; our ability to comply with certain debt covenants; our ability to integrate acquired properties and operations into existing operations; continued availability of debt or equity capital;
 market conditions affecting our equity capital; changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future; our ability to implement successfully our selective acquisition strategy; our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected; changes in federal or state tax rules or regulations that could have adverse tax consequences; and our ability to qualify as a real estate investment trust for federal income tax purposes.
 You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
 Monmouth Real Estate Investment Corporation (“Monmouth”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Monmouth has filed with the
 SEC for more complete information about Monmouth and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at:
 www.sec.gov. Alternatively, Monmouth or CSCA Capital Advisors, LLC will arrange to send you the prospectus if you request it by calling 212-446-9177.

Notices

Properties

Offering
◆ Issuer:           Monmouth Real Estate Investment Corporation
◆ Offering:                3,000,000 shares of common stock
◆ Market Price:                 $8.57 per share
◆ Est. Gross Proceeds:                 $25.7 million (1)
◆ Use of Proceeds:                            Acquisitions and general corporate purposes
◆ Cash Dividend / Yield:    $0.60 per share (2) / 7.0%
◆ Exchange / Ticker:       NASDAQ / “MNRTA”
◆ Placement Agent:                          CSCA Capital Advisors, LLC
(1) Market price as of 4/5/10.
(2) Annualized cash dividend.

◆ 43rd year of operation
◆ Focused on the ownership of net-leased industrial properties
◆ 61 industrial properties and 1 shopping center representing 6.9 million square feet (1)
◆ Geographically diversified portfolio across 25 states
◆ Quality roster of investment grade tenants:
 ◆ 90% of gross income from investment grade tenants (2)
 ◆ 48% of GLA leased to FedEx Corp., which has a S&P credit rating of BBB (1)
◆ $27 million income-oriented diversified portfolio of REIT preferred and equity securities
◆ Recently added to the Wilshire REIT Index
Company Overview
(1) Includes the 1/27/10 acquisition in Dallas, TX.
(2) Excludes gross income from two vacant and two multi-tenant facilities.

Portfolio Overview
◆ 62 properties (1)
◆ 6.9 million square feet (1)
◆ 25 states
◆ 110,500 square feet avg. size
◆ 96% leased
◆ 5.0 years avg. lease maturity
◆ $5.76 avg. rent per sq ft (2)

(1) Includes the 1/27/10 acquisition in Dallas, TX.
(2) Rent per square foot excludes reimbursement revenue.

Illnois
12.3%
Florida
13.8%
Texas
7.7%
Virginia
5.4%
Missouri
5.3%
South Carolina
5.2%
Georgia
4.6%
Michigan
4.6%
Tennessee
4.3%
North Carolina
4.3%
Remaining 15
States
32.4%

Missouri
9.5%
Florida
11.5%
Illinois
9.5%
Tennessee
7.5%
North Carolina
6.6%
South Carolina
5.8%
Texas
5.4%
Pennsylvania
4.8%
Georgia
4.5%
Virginia
4.5%
Remaining 15
States
30.4%

MREIC

Geographic Focus
Annual Rent by State
Square Footage by State
Annual Rent = $37.9 Million
Total Square Footage = 6.9 Million
Data as of 12/31/09 pro forma to reflect the 1/27/10 acquisition in Dallas, TX.

FedEx
55.8%
Remaining Tenants
14.2%
National Oilwell
1.9%
Home Depot
2.3%
Anheuser-Busch
3.0%
Caterpillar
3.1%
Mead / Hallmark
3.2%
Norton
McNaughton
3.4%
Kelloggs
4.0%
Coca-Cola
4.2%
Carrier Sales &
Distrib
5.0%

FedEx
47.8%
Remaining Tenants
19.2%
Home Depot
2.5%
Carlisle Tire &
Wheel
2.6%
Anheuser-Busch
2.7%
Caterpillar
3.2%
Kelloggs
3.5%
Carrier Sales &
Distrib
3.6%
Norton
McNaughton
4.5%
Coca-Cola
4.8%
Mead / Hallmark
5.7%

MREIC

High Quality Tenants
Tenant Mix by Annual Rent
Tenant Mix by Square Footage
Annual Rent = $37.9 Million
Total Square Footage = 6.9 Million
Data as of 12/31/09 pro forma to reflect the 1/27/10 acquisition in Dallas, TX.

Operating Strategy
◆ Proactively manage existing tenant relationships
◆ Strong history of tenant retention - rate exceeds 90%
◆ Balance portfolio tenant concentration and credit quality
◆ Maintain geographic diversification across key distribution states
◆ Work with tenants to identify potential expansions in our existing portfolio. Rapidly rising levels of internet commerce is giving rise to expansion opportunities.
◆ Focus on high value properties where tenants house multi-million dollar logistical systems thereby making it more difficult and costly for them to move.

1,200 sq. ft.
1,000 sq. ft.
800 sq. ft.
600 sq. ft.
400 sq. ft.
200 sq. ft.
000 sq. ft.
$7.37
$5.73
$4.42
$5.54
$6.15
$4.35
$6.73
$7.09
$8.57
$5.64
$8.30
$7.90
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

% Expiring	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Ann. Rent	0.7%	13.2%	14.6%	5.4%	4.0%	14.5%	6.8%	11.8%	6.4%	13.7%	-	0.6%	1.3%
GLA	1.0%	13.7%	11.7%	5.4%	4.5%	11.4%	8.3%	15.1%	9.9%	13.9%	-	0.9%	1.9%

MREIC

Lease Expirations Well Dispersed
Rent per square foot excludes reimbursement revenue.
Data presented as of 12/31/09 pro forma for the 1/27/10 acquisition in Dallas, TX.
Avg. rent per square foot
◆ All 2010 lease maturities have been addressed
◆ Minimal rent roll down risk observed on lease renewals
Expiring square footage (000’s)

◆ Well positioned to take advantage of diminished competition in our sector
◆ Evaluating over 2.0 million square feet of potential acquisition opportunities
◆ Focus on single-tenant industrial properties
◆ Target well-established investment grade tenants
◆ Seek assets near major interstate highways, airports, international shipping ports and railroads
◆ Target metro markets in Florida, Texas, North Carolina, Missouri & Kansas
◆ Seek to add properties that are integral to our tenants’ distribution networks
◆ Seek acquisition cap rates ranging from 8.0% to 9.5%

Growth Strategy

Houston, TX	Memphis, TN	Dallas, TX
Property:	Industrial	Industrial	Industrial
Tenant:	National Oilwell	FedEx	Carrier
Size (sq. ft.):	91,295	449,900	184,317
Year Built	2005	1994	2009
Purchase Price:	$8,100,000	$14,600,000	$17,900,000
Price/Sq. ft.	$88.72	$32.45	$97.12
Annual Rent:	$720,000	$1,281,000	$1,518,000
Initial Yield:	8.9%	8.8%	8.5%
Mortgage Financing:	$5,400,000	$10,000,000	$11,700,000
Interest Rate:	6.88%	6.25%	6.75%
Return on Equity:	12.9%	14.3%	11.7%

MREIC

Attractive Recent Acquisitions
◆ $41.5 million in acquisitions over the past 6 months representing 12% growth in GLA
◆ Attractive going-in unlevered yields of 8.5% to 8.9%

◆ Maintain conservative capital structure - currently less than 50% leveraged
◆ Opportunistically access equity capital markets - $10.4 million net in 2009
◆ Raise additional equity capital through DRIP plan - $10.3 million in 2009
◆ Leverage existing regional and local bank relationships to fund acquisition growth
◆ Finance acquisitions with conventional fixed rate mortgage debt at modest LTVs
◆ No CMBS debt outstanding
◆ Maintain reasonable dividend payout ratios

Financing Strategy

Solid Capital Structure & Credit Profile

$US in Millions

Capitalization	12/31/2009
Total Book Capitalization	$412.7
Total Book Capitalization (Undepreciated)	464.3
Total Market Capitalization [1]	512.8

Equity
47%
Mortgage Debt
40%
Loans Payable
3%
Convertible Debt
3%
Preferred Stock
6%
Non-Controlling
Interest
1%

	For the Quarter Ended	
Leverage	12/31/2009 [2]	12/31/2008
Net Debt / Undepreciated Book Capitalization	48.8%	50.8%
Net Debt / Total Market Capitalization	44.1%	50.3%
Debt / EBITDA	7.0 x	6.6 x
Coverage		
Interest Coverage	2.3 x	2.3 x
Fixed Charge Coverage	2.0 x	2.0 x
Other Debt Statistics		
% Floating Rate	7.0%	9.0%
% Fixed Rate	93.0%	91.0%
Average Interest Rate	6.5%	6.8%
Average Maturity (Years)	6.5 Yrs	7.2 Yrs

MREIC

(1) Reflects price as of 4/5/2010.
(2) Excludes 1/27/10 acquisition in Dallas, TX.

Manufactured Homes 14%
Specialty 2%
Shopping Center 8%
Retail 1%
Regional Mall 13%
Office 17%
Multi-Family 5%
Industrial 3%
Hotel 12%
Health Care 3%
Diversified 20%
Hybrid Financial 2%

- Capital available for acquisitions or debt repayment

MREIC

Strong Liquidity Position
◆ $8.8 million in cash
◆ $27 million in REIT Marketable Securities
 ◆ Diversified portfolio
 ◆ Weighted towards REIT Preferreds
 ◆ Preferred stock ~ 72%
 ◆ Common stock ~ 28%
 ◆ 6% of percentage of total assets
Data presented as of 12/31/2009.

Mortgage Debt (1) $204.5
Notes Payable 15.0
Convertible Debentures 14.0
Total Debt $233.5
Total Debt (millions)
$100.0
$80.0
$60.0
$40.0
$20.0
-
$9.9
$15.8
$18.6
$46.2
$16.4
$33.6
$92.9
4.3%
6.8%
8.0%
19.8%
7.0%
14.4%
39.8%
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
Thereafter

MREIC

Limited Near-Term Debt Maturities
◆ Stable capitalization with limited debt maturities through 2015
◆ 88% of debt consists of modest LTV asset level mortgage financing. No CMBS debt.
Data presented as of 12/31/09.
(1) Excludes $11.7 million of mortgage debt maturing in January 2025 relating to the 1/27/10 acquisition in Dallas.

$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
-
FY 2007
FY 2008
FY 2009
3 Mo Ended 12/31/08
3 Mo Ended 12/31/09

$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
-
FY 2007
FY 2008
FY 2009
3 Mo Ended 12/31/08
3 Mo Ended 12/31/09

$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
-
FY 2007
FY 2008
FY 2009
3 Mo Ended 12/31/08
3 Mo Ended 12/31/09

$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
-
FY 2007
FY 2008
FY 2009
3 Mo Ended 12/31/08
3 Mo Ended 12/31/09

MREIC

Financial Highlights
FFO Per Share (1)
Funds from Operations (FFO) (1)
Note: Per Form 10-k dated 9/30/09 and Form 10-Q dated 12/31/09.
(1) Funds from Operations and Funds Available for Distributions are non-GAAP measures.
FFO
Non-cash Loss on Securities
Transactions, net
FFO / Share
Non-cash Loss on Securities
Transactions, net
FAD Per Share (1)
Revenues

Current Dividend Yield 7.0%
FFO Payout Ratio 93.8%
FAD Payout Ratio 107.1%
Next Dividend Declaration Date: 5/5/2010
Next Dividend Record Date: 5/28/2010
Annualized Dividends Per Share
$0.65
$0.60
$0.55
$0.50
$0.45
$0.40
91
92
93
94
95
96
97
98
99
00
01
02
03
04
05
06
07
08
09

MREIC

Solid Cash Dividend History
◆ 25% increase in dividends per share since 1991
◆ 100% cash dividends since inception

12.0%
9.0%
6.0%
3.0%
-
10.3%
8.3%
7.0%
5.4%
5.3%
5.2%
4.3%
4.0%
3.2%
-
GOOD MSW MNRTA EGP FPO DCT PLD AMB PSB FR

100.0%
75.0%
50.0%
25.0%
-
-
31.4%
39.6%
40.0%
44.3%
46.5%
51.9%
53.1%
61.0%
64.0%
PSB MSW AMB EGP MNRTA DCT FPO PLD GOOD FR

21.0 x
18.0 x
15.0 x
12.0 x
9.0 x
6.0 x
3.0 x
0.0 x
8.9 x
9.0 x
12.1 x
13.0 x
13.1 x
13.1 x
13.7 x
14.5 x
17.8 x
19.5 x
FR GOOD FPO MNRTA EGP DCT PSB MSW PLD AMB

150.0%
125.0%
100.0%
75.0%
50.0%
25.0%
-
-
43.8%
63.5%
68.3%
70.5%
76.9%
78.9%
90.9%
92.6%
120.0%
FR PSB FPO DCT EGP PLD AMB MNRTA GOOD MSW

MREIC

Peer Group Analysis
Net Debt / Total Market Capitalization
Dividend Yield
2010E FFO Payout Ratio
2010E FFO Multiple
Source: SNL Financial. Reflects financial information as of 12/31/09 and stock prices as of 4/5/10.

Company Name	Dividend Yield	2010 FFO Payout	Equity Mkt. Cap	Enterprise Value [1]	2011E Price / FFO	2011E Price / AFFO	Net Debt / Total Mkt. Cap
ProLogis	4.3%	76.9%	$6,628	$14,921	17.8 x	23.5 x	53.1%
AMB Property Corporation	4.0%	78.9%	4,210	7,461	19.5	28.9	39.6%
PS Business Parks, Inc.	3.2%	43.8%	1,744	2,214	13.7	18.0	nm
DCT Industrial Trust Inc.	5.2%	68.3%	1,267	2,384	13.1	17.9	46.5%
EastGroup Properties, Inc.	5.4%	70.5%	1,034	1,725	13.1	18.4	40.0%
Mission West Properties, Inc.	8.3%	120.0%	762	1,112	14.5	14.5	31.4%
First Potomac Realty Trust	5.3%	63.5%	575	1,225	12.1	18.1	51.9%
First Industrial Realty Trust, Inc.	nm	-	561	2,652	8.9	16.7	64.0%
Monmouth Real Estate Investment Corp.	**7.0%**	**90.9%**	**242**	**502**	**13.0**	**13.2**	**44.3%**
Gladstone Commercial Corp.	10.3%	92.6%	124	461	9.0	10.7	61.0%
Mean	**5.9%**	**70.5%**	**$1,715**	**$3,466**	**13.5 x**	**18.0 x**	**48.0%**
Median	**5.3%**	**73.7%**	**898**	**1,970**	**13.1**	**18.0**	**46.5%**

Source: Factset, Public Filings, SNL Financial, and Thomson Financial estimates / financial data.
Note: Reflects financial information as of 12/31/09 and closing prices as of 4/5/10.
[1] Reflects market value of equity plus preferred stock, net debt and minority interest.

MREIC

Peer Group Analysis
Source: SNL Financial.

% Change
RMS Index	110.5%
Peer Group	94.3%
Monmouth Real Estate Investment Corp.	39.2%

	% Change
Monmouth Real Estate Investment Corp.	25.0%
RMS Index	(29.4%)
Peer Group	(64.2%)

	% Change
Monmouth Real Estate Investment Corp.	47.6%
RMS Index	20.3%
Peer Group	(37.3%)

RMS Index Peer Group Monmouth Real Estate Investment Corp.

MREIC

Total Return Performance
Source: Factset as of March 31, 2010.
Peer Group Includes: PLD, AMB, PSB, DCT, EGP, MSW, FPO, FR & GOOD.
1 Year
3 Year
5 Year

UMH

UMH PROPERTIES, INC.

Montpelier
Madison
Milwaukee
Lansing
Buffalo
Chicago
Toledo
Cleveland
Hartford
Springfield
Indianapolis
Columbus
Pittsburgh
Harrisburg
Philadelphia
Cincinnati
St. Louis
Louisville
Frankfort
Lexington
Charleston
Richmond
Virginia Beach
Nashville
Raleigh
Charlotte
Memphis
Columbia
Atlanta
Jackson
Montgomery
250mi
Copyright (C) 2007 SNL Financial LC. All rights reserved

MREIC

Affiliate Company
◆ Publicly-traded REIT (NYSE Amex: UMH) that owns
 and operates manufactured home communities
◆ In business since 1968, public company since 1985
◆ Market Capitalization = $100 million
◆ 28 manufactured home communities, housing
 approximately 6,800 home sites
◆ Additional 500 acres of land for development
◆ Primary markets - NJ, NY, PA, OH and TN
◆ UMH owns 6% of MNRTA shares outstanding or
 approximately $14 million in equity. Also owns $5
 million in MNRTA convertible debentures
◆ MNRTA owns 2% of UMH or $2 million in value
◆ Recently added to the Russell 2000 Index

Directors	Current Profession	Age	Director Since	Years on Board
Senior Management				
1 Eugene W. Landy *	Founder, Chairman, President & Chief Executive Officer	76	1968	42
2 Anna T. Chew *	Chief Financial Officer	51	2007	3
3 Cynthia J. Morgenstern	Executive Vice President	40	2002	8
4 Michael P. Landy *	Executive Vice President-Investments	48	2007	3
5 Maureen Vecere	Treasurer and Controller	40	na	na
6 Allison Nagelberg	General Counsel	44	na	na
Independent Directors				
5 Catherine B. Elflein	CPA; Director of Treasury Celgene Corporation	49	2007	3
6 Neal Herstik	Attorney at Law, Gross, Truss & Herstik, PC	51	2004	6
7 Matthew I. Hirsch	Attorney at Law; Adjunct Professor of Law, Widener University	50	2000	10
8 Joshua D. Kahr	Principal of Kahr Real Estate Services	35	2007	3
9 Scott L. Robinson	Managing Partner, Cadence Capital Group	39	2005	5
10 Eugene D. Rothenberg *	Investor & retired physician	77	2007	3
11 Stephen B. Wolgin *	U.S. Real Estate Advisors & Logan Equity Distressed Fund	56	2003	7
Non-Independent Directors				
12 Daniel D. Cronheim	Attorney at Law; David Cronheim Companies	55	1989	21
13 Samuel A. Landy *	Attorney at Law; President and Director of UMH Properties	49	1989	21

* Denotes affiliate of UMH Properties, Inc.

MREIC

Management and Board of Directors

($ in thousands, except per share values)	Twelve Months Ended September 30, 2009	2008	2007	Three Months Ended December 31, 2009	2008
Net Income (Loss)	$1,653	$11,023	$10,818	$2,474	$(994)
Less: Preferred Dividend	(2,521)	(2,521)	(1,870)	(630)	(630)
Net Income (Loss) Applicable to Common Shareholders	$(868)	$8,502	$8,948	$1,844	$(1,624)
(Gain) Loss on Sale of Investment Property (1)	-	(6,791)	(4,635)	-	-
Depreciation	8,554	7,892	6,303	2,234	2,106
Depreciation Related to Discontinued Operations	23	135	255	-	12
Amortization of In-Place Lease Intangible Assets	1,444	1,659	736	254	309
FFO	$9,152	$11,397	$11,607	$4,332	$802
Weighted Average Shares Outstanding - Diluted	24,988	24,172	21,150	27,389	24,619
Net Income (Loss) Applicable to Common Shareholders Per Share - Diluted	$(0.03)	$0.35	$0.41	$0.07	$(0.07)
FFO Per Share - Diluted	$0.37	$0.47	$0.55	$0.16	$0.03

MREIC

Funds From Operations
Funds from operations (“FFO”) is defined as net income (computed in accordance with generally accepted accounting principles), excluding preferred dividends and gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization. FFO should be considered as a supplemental measure of operating performance used by REITs. The Company believes that FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding the Company’s financial performance.
FFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.
The Company’s FFO is calculated as follows:
(1) Consists of the gain on sale of the Franklin, MA and Ramsey, NJ properties in 2008 and the South Brunswick, NJ property in 2007. These gains (losses) are included in discontinued operations.

($ in thousands, except per share values)	Twelve Months Ended September 30, 2009	2008	2007	Three Months Ended December 31, 2009	2008
Funds From Operations - FFO	$9,152	$11,397	$11,607	$4,332	$802
(Gain) Loss on Securities Transactions, net	6,001	3,105	100	(329)	3,245
Amortization Expense from Discontinued Operations	-	-	-	8	22
Other Non-Real Estate Amortization	510	401	292	129	93
Straight-lined Rents	(33)	124	(8)	(2)	(14)
Stock Compensation	77	42	105	-	28
Capital Expenditures	(860)	(600)	(596)	(218)	(511)
Funds Available for Distribution - FAD	$14,848	$14,470	$11,499	$3,920	$3,666
Weighted Average Shares Outstanding - Diluted	24,988	24,172	21,150	27,389	24,619
FAD Per Share - Diluted	$0.59	$0.60	$0.54	$0.14	$0.15

Funds Available for Distribution
Funds Available from Distribution (“FAD”) is defined as net income (computed in accordance with generally accepted accounting principles), excluding preferred dividends and gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization, plus (Gain) loss on securities transactions, net, plus other non-real estate amortization, less straight-line rents and less capital expenditures . FAD should be considered as a supplemental measure of operating performance used by REITs. The Company believes that FAD is helpful to investors as one of several measures of the performance of a REIT. FAD excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FAD are significant components in understanding the Company’s financial performance.

FAD (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FAD, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FAD is calculated as follows:

WWW.MREIC.COM
For additional information including all
SEC filings please visit:
The information on Monmouth’s website is not, and shall not be deemed to be, a part of this presentation and filing or incorporated by reference into other filings made with the SEC.